Exhibit 99:

PRESS RELEASE

FOR IMMEDIATE RELEASE

Lynn L. Lane Named to the Southern Community Financial Corporation’s
Board of Directors

Winston-Salem, North Carolina, May 25, 2004 – Southern Community Financial Corporation (Nasdaq Symbol SCMF), announces that Lynn L. Lane was named to the Board of Directors as a member effective May 14, 2004.

Lynn L. Lane is Senior Vice President and Treasurer of R.J. Reynolds Tobacco Holdings, Inc. Ms. Lane joined Reynolds in 1973 and has had an outstanding career. In 1981, she was promoted to Director of International Treasury and thereafter to Vice President and Assistant Treasurer of Capital Markets. In 1995, she was named Vice President and Treasurer of R.J. Reynolds Worldwide. Southern Community is very pleased to have someone with her experience and knowledge joining the Board. Ms. Lane is a Winston-Salem native who serves on the Board of Trustees for Greensboro College, the Board of Directors of the R.J. Reynolds Foundation and is Chair of the East Carolina University Foundation.

“Lynn is an excellent addition, and strengthens our Board in terms of corporate governance with her financial expertise”, says Mr. F. Scott Bauer, Chairman and CEO.

Southern Community Financial Corporation is the holding company of Southern Community Bank and Trust and The Community Bank. The Community Bank operates ten banking offices serving markets in Pilot Mountain, Mount Airy, Sandy Ridge, Madison, Union Grove, Dobson, King, Walnut Cove, and Jonesville, North Carolina. Southern Community Bank and Trust operates eight offices in Winston-Salem, Clemmons, High Point, Kernersville and Yadkinville, North Carolina.

Southern Community’s common stock trades on The Nasdaq National Market under the symbol SCMF and trust preferred securities under the symbol SCMFO. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

Contact:	F. Scott Bauer, Chairman/CEO
(336) 768-8500